                                                                    Exhibit 10.8

                            FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE dated as of this 25th day of July, 2003 by and between STONY BROOK ASSOCIATES LLC, a Delaware limited liability company ("Landlord") and OASIS SEMICONDUCTOR, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     By Lease dated January 14, 2002 (the "Lease") Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 7,353 square feet of rentable floor area (the "Rentable Floor Area of the Initial Premises") on the first (1st) floor of the building (the "Building") known as Waltham Weston Corporate Center and numbered 201 Jones Road, Waltham, Massachusetts (referred to in the Lease as the "Premises" or "Tenant's Space" and hereinafter sometimes referred to as the "Initial Premises").

     Landlord and Tenant have agreed to terminate the Lease with regard to the entire Initial Premises (hereinafter sometimes referred to as the "Relinquished Premises") and Tenant has determined to lease from Landlord the 28,966 square feet of rentable floor area (the "Rentable Floor Area of the New Premises") located on the fourth (4th) floor of the Building and shown on Exhibit A attached hereto (such space being hereinafter referred to as the "New Premises") upon the terms and conditions contained in this First Amendment to Lease (the "First Amendment") .

     Landlord and Tenant are entering into this instrument to set forth said leasing of the New Premises and to amend the Lease.

     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1. Effective as of the New Premises Commencement Date (as defined in Section 10 below), the New Premises shall constitute a part of the "Premises" (and "Tenant's Space") demised to Tenant under the Lease and the Relinquished Premises shall no longer be deemed to be a part of and shall be deleted and removed from the "Premises" (and "Tenant's Space") demised to Tenant under the Lease. In addition, solely for the purposes of Section 4 below, it is understood and agreed that the New Premises shall be comprised of two separate spaces: (a) "New Premises A," consisting of 7,353 square feet of rentable floor area (the "Rentable Floor Area of New Premises A"); and (b) "New Premises B," consisting of 21,613 square feet of rentable floor area (the "Rentable Floor Area of New Premises B").

2. Subject to the provisions of Section 13(F) below, Tenant shall quit and vacate the Relinquished Premises within five (5) business days after the occurrence of the New Premises Commencement Date and surrender the same to Landlord in the condition required by the Lease upon the expiration or earlier termination of the Lease Term.

3. The Lease Term, which but for this First Amendment is scheduled to expire on February 29, 2008, is hereby extended so that it shall expire on that date which is the last day of the sixtieth (60th) full calendar month immediately following the New Premises Commencement Date, unless sooner extended or terminated in accordance with the provisions of the Lease as herein amended, such extension to be upon all the same terms and conditions set forth in the Lease except as otherwise provided in this First Amendment.

4. (A) Commencing on the New Premises Commencement Date, Annual Fixed Rent for New Premises A shall be payable at the same rates set forth in the Lease with respect to the Initial Premises as if such New Premises A were substituted for the Initial Premises thereunder; provided, however, that the definition of "Annual Fixed Rent" as set forth in Section 1.1 of the Lease is hereby amended by deleting subsection (C) thereof and substituting therefor the following:

               "(C) For the period commencing on the first day of the forty-ninth (49th) full calendar month of the Original Term of this Lease and ending on the last day of the sixtieth (60th) full calendar month immediately following the New Premises Commencement Date, at the annual rate of $257,355.00 (being the product of (i) $35.00 and (ii) the Rentable Floor Area of New Premises A (being 7,353 square feet)."

     (B) Commencing on the New Premises Commencement Date and ending on the last day of the sixth (6th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $125,000.00 (being the product of (x) $5.78 and (y) the Rentable Floor Area of New Premises B (being 21,613 square feet)).

     (C) Commencing on the first day of the seventh (7th) full calendar month immediately following the New Premises Commencement Date and ending on the last day of the ninth (9th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $225,000.00 (being the product of (x) $10.41 and (y) the Rentable Floor Area of New Premises B).

     (D) Commencing on the first day of the tenth (10th) full calendar month immediately following the New Premises Commencement Date and ending on the last day of the twelfth (12th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $325,000.00 (being the product of (x) $15.04 and (y) the Rentable Floor Area of New Premises B).

     (E) Commencing on the first day of the thirteenth (13th) full calendar month immediately following the New Premises Commencement Date and ending on the last day of the twenty-fourth (24th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $540,325.00 (being the product of (x) $25.00 and (y) the Rentable Floor Area of New Premises B).

     (F) Commencing on the first day of the twenty-fifth full calendar month immediately following the New Premises Commencement Date and ending on the last day of the thirty-sixth (36th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $615,970.50 (being the product of (x) $28.50 and (y) the Rentable Floor Area of New Premises B).

     (G) Commencing on the first day of the thirty-seventh (37th) full calendar month immediately following the New Premises Commencement Date and ending on the last day of the forty-eighth (48th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $637,583.50 (being the product of (x) $29.50 and (y) the Rentable Floor Area of New Premises B).

     (H) Commencing on the first day of the forty-ninth (49th) full calendar month immediately following the New Premises Commencement Date and ending on the last day of the sixtieth (60th) full calendar month immediately following the New Premises Commencement Date, Annual Fixed Rent for New Premises B shall be payable at the annual rate of $659,196.50 (being the product of (x) $30.50 and (y) the Rentable Floor Area of New Premises B).

     (I) Annual Fixed Rent for the Premises during the extension option period (if exercised) shall be payable as set forth in Section 8.20 of the Lease (as amended hereby).

5. (A) For the purposes of computing Tenant's payments for operating expenses pursuant to Section 2.6 of the Lease, Tenant's payments for real estate taxes pursuant to Section 2.7 of the Lease and Tenant payments for electricity (as determined pursuant to Sections 2.5 and 2.8 of the Lease), for the portion of the Term on and after the New Premises Commencement Date, the "Rentable Floor Area of the Premises" shall be equal to the Rentable Floor Area of the New Premises (being 28,966 square feet). For the portion of the Lease Term prior to the New Premises Commencement Date, the "Rentable Floor Area of the Premises" shall continue to be the Rentable Floor Area of the Initial Premises for such purposes.

     (B) For the purposes of calculating Tenant's payments for Landlord's Operating Expenses pursuant to Section 2.6 of the Lease for that part of the Lease Term prior to the New Premises Commencement Date, the definition of "Base Operating Expenses" contained in said Section 2.6 shall be unchanged. For that portion of the Lease Term on and after the New Premises Commencement Date, for such purposes, the definition of "Base Operating Expenses" shall be deleted in its entirety and substituted with the following:

          "'Base Operating Expenses' shall mean Landlord's Operating Expenses for calendar year 2003 (that is the period beginning January 1, 2003 and ending December 31, 2003)."

     In addition, for the purpose of calculating Landlord's Operating Expenses under Section 2.6 for that portion of the Lease Term on and after the New Premises Commencement Date, the following new paragraph shall be added after the end of the first paragraph of said Section 2.6:

          "Notwithstanding the foregoing, the following shall be excluded from Landlord's Operating Expenses:

          (i) Wages, salaries, fees and fringe benefits paid to executive personnel or officers of Landlord;

          (ii) All capital expenditures and depreciation, except as otherwise explicitly provided in this Section 2.6;

          (iii) Costs of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

          (iv) Costs of any services or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable costs for such services or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

          (v) Initial costs of tools and equipment used in the repair and maintenance of the Building;

          (vi)      Ground rent or similar payments to a ground lessor;

          (vii) Costs of testing, remediation or removal of "Hazardous Materials" (as defined in Section 5.3 of this Lease) in the Building or on the Site required by "Hazardous Materials Laws" (as defined in said Section 5.3), except to the extent necessitated by the acts or omissions of Tenant or its agents or employees;

          (viii) Leasing fees or commissions, advertising and promotional or marketing expenses incurred in connection with leasing space in the Building; and

          (ix) Costs of correcting defects in the original design or construction of the Building."

     (C) For the purposes of calculating Tenant's payments for Landlord's Tax Expenses pursuant to Section 2.7 of the Lease for that part of the Lease Term prior to the New Premises Commencement Date, the provisions of said
     Section 2.7 of the Lease shall be
     unchanged. For that portion of the Lease Term on and after the New Premises Commencement Date, the first two sentences of the first paragraph of
     Section 2.7 shall be deleted in their entirety and substituted with the following:

          "If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord's Tax Expenses Allocable to the Premises (as hereinafter defined) for a full Tax Year exceed Base Taxes Allocable to the Premises (as hereinafter defined), or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises, then, on or before the thirtieth
          (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess."

     In addition, for the purpose of calculating Landlord's Tax Expenses under
     Section 2.7 for that portion of the Lease Term on and after the New Premises Commencement Date, the following language shall be added to the definitions appearing in the last paragraph of said Section 2.7:

          "(v) 'Base Taxes' shall mean Landlord's Tax Expenses for fiscal tax year 2004 (being July 1, 2003 through June 30, 2004).

          (vi) 'Base Taxes Allocable to the Premises' means the same proportion of Base Taxes for and pertaining to the Building and the Site as the Rentable Floor Area of Tenant's Space bears to the Total Rentable Floor Area of the Building.

          (vii) If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

          (viii) In the event that the Building and the Site are not fully assessed during any fiscal tax year during the Lease Term (including, without limitation, fiscal tax year 2004 for the purposes of calculating Base Taxes), Landlord's Tax Expenses for such fiscal tax year shall be determined by Landlord to be an amount equal to the Landlord's Tax Expenses which would normally be expected to have been charged had the Building and the Site been fully assessed during such fiscal tax year."

     (D) Notwithstanding anything contained herein or in the Lease to the contrary, it is understood and agreed that in the event that Landlord shall construct another building on the Site at any time during the Lease Term:

          (i) the definition of "Operating Expenses Allocable to the Premises" contained in Section 2.6 of the Lease shall be amended to mean (a) the same proportion of Landlord's Operating Expenses for and pertaining to the Building as the Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Building PLUS (b) the same proportion of Landlord's Operating Expenses for and pertaining to the Site as the

                    Rentable Floor Area of the Premises bears to the total rentable floor area of all buildings on the Site (including the Building); and

          (ii) the definition of "Landlord's Tax Expenses Allocable to the Premises" contained in Section 2.7 of the Lease shall be amended to mean (a) the same proportion of Landlord's Tax Expenses for and pertaining to the Building as the Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Building PLUS (b) the same proportion of Landlord's Tax Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to the total rentable floor area of all buildings on the Site (including the Building).

6. Effective as of the New Premises Commencement Date, the definition of "Permitted Use" contained in Section 1.1 of the Lease is hereby amended by deleting the numerals "500" in clause (y) thereof and substituting the numerals "3,000" therefor.

7.   Section 2.1.1 of the Lease is hereby deleted in its entirety.

8. Effective as of the New Premises Commencement Date, the Number of Parking Spaces which Tenant shall have the right to use pursuant to Sections 1.1 and 2.2.1 of the Lease shall be increased from twenty-nine (29) to one hundred sixteen (116).

9. Effective as of the New Premises Commencement Date, Section 2.6 of the Lease is hereby amended by deleting in its entirety the last grammatical paragraph thereof and substituting the following therefor:

          "Upon no less than ten (10) business days' prior written notice to Landlord, Tenant or its representatives at Tenant's expense may examine Landlord's books and records to confirm that the Landlord's Operating Expenses billed to Tenant are proper and conform to Section
          2.6 this Lease, such examination to take place during normal business hours at Landlord's office. Such right shall be exercisable by Tenant within six (6) months following Tenant's receipt of Landlord's annual statement, time being of the essence. Tenant covenants and agrees that no such audit shall be conducted on a contingent fee basis paid to the auditor but shall be contracted and paid for on a fixed-fee basis. Tenant shall hold such books, records and other information gathered from such examination in confidence and not disclose the same to any other party, including, without limitation, any other tenant in the Building (it being acknowledged and agreed that as a condition to making its books and records available hereunder, Landlord shall have the right to require Tenant and its examiners to execute and deliver an agreement in form and substance reasonably acceptable to Landlord confirming such obligation of confidentiality). If such examination reveals that Landlord's Operating Expenses for the applicable calendar year have been overstated by Landlord, then an equitable adjustment shall be made in the amount paid by Tenant pursuant to this Section
          2.6 for such calendar year and appropriate credit shall be made against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any other sums due from Tenant to Landlord under this Lease (or refund such amount within thirty (30) days of final determination if the Term has ended and Tenant has no further obligation to Landlord). In addition, in the event that such audit by Tenant discloses such an overcharge in excess of five percent (5%) in the aggregate, then Landlord shall pay to Tenant within thirty (30) days after the receipt of a request therefor the reasonable out-of-pocket expenses of the third party auditor actually incurred by Tenant but not to exceed Five Thousand Dollars ($5,000.00). If such examination reveals that Landlord's Operating Expenses for the applicable calendar year have been understated by Landlord, then an equitable adjustment shall be made in the amount paid by Tenant pursuant to this Section 2.6 for such calendar year and an appropriate payment shall be made by Tenant to Landlord within thirty (30) days after Landlord bills Tenant therefor."

10. (A) Effective as of the New Premises Commencement Date, Section 5.6.1.1 of the Lease is hereby deleted in its entirety and the following substituted therefor:

          "Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires (i) to assign this Lease or (ii) to sublet all or any portion of the Premises for all or substantially all of the then-remaining Lease Term, Tenant shall notify Landlord thereof in writing and Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant's notice, to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier sixty (60) days nor later than one hundred twenty (120) days after Landlord's notice to Tenant; provided, however, that upon the termination date, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. Notwithstanding the foregoing, in the event that Tenant shall only propose to sublease a portion of the Premises for all or substantially all of the then-remaining Lease Term, Landlord shall only have the right to so terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease (the "Terminated Portion of the Premises") and from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the "Premises" or the "Rentable Floor Area of the Premises" shall be deemed to be references to the remainder of the Premises and accordingly Tenant's payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises. In the case of a partial subletting where Landlord has exercised its termination right pursuant to this Section 5.6.1.1, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand therefor, the reasonable cost to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises.

          If Landlord notifies Tenant of Landlord's election to terminate this Lease with respect to the applicable portion of the Premises pursuant to this Section 5.6.1.1,

          Tenant shall have the right, by notice to Landlord given within ten
          (10) days after receipt by Tenant of Landlord's notice of termination, to withdraw Tenant's request to assign this Lease or sublet the Premises, as the case may be, in which event Landlord's election to terminate shall be rendered null and void.

          In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 5.6.2-5.6.5 shall be applicable. This Section 5.6.1.1 shall not be applicable to an assignment or sublease pursuant to Section 5.6.1."

     Notwithstanding the foregoing, it is understood and agreed that Landlord will not exercise its recapture rights under Section 5.6.1.1 (as amended hereby) with respect to Tenant's current proposed sublease to Open Pages, Inc.

     (B) Effective as of the New Premises Commencement Date, Section 5.6.2 of the Lease is hereby amended by deleting the words "the whole (but not part) of appearing in the ninth (9th) line thereof.

     (C) Effective as of the New Premises Commencement Date, Section 5.6.2(a) of the Lease is hereby deleted in its entirety and the following substituted therefor:

          "(a) the proposed assignee or subtenant is (i) a tenant in the Building or elsewhere on the Site and there is available space in the Building or elsewhere on the Site for lease by such tenant, (ii) in active negotiation (as evidenced by the receipt by Landlord of a request for proposal to lease from such party no more than ninety (90) days prior to Tenant's request for consent) with Landlord for premises in the Building or elsewhere on the Site or (iii) not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or"

     (D) Effective as of the New Premises Commencement Date, Section 5.6.2(b) of the Lease is hereby deleted in its entirety and the following substituted therefor:

          "(b) the proposed assignee or subtenant does not possess adequate financial capability to perform the obligations of the Tenant under this Lease (in the case of an assignment) or of the subtenant under the sublease (in the case of a sublease) as and when due or required, or"

     (E) Effective as of the New Premises Commencement Date, Section 5.6.3 of the Lease is hereby amended by deleting the last sentence of the first grammatical paragraph thereof. Section 5.6.3 of the Lease is hereby further amended by deleting the parenthetical "(the whole but not part of the Premises)" appearing in the second (2nd) and third (3rd) lines of the last grammatical paragraph thereof.

     (F) Effective as of the New Premises Commencement Date, Section 5.6.5 of the Lease is hereby amended by deleting the words "pursuant to Section 5.6.1" appearing in the ninth (9th) line of subsection (A) thereof. Section 5.6.5 of the Lease is hereby further amended by adding the following subsection (F) at the end thereof:

          "(F) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations (including, without limitation, all requirements concerning access and egress) and must be approved by Landlord; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) there shall be no more than two (2) subleases in effect for the Premises at any given time."

11. Effective as of the New Premises Commencement Date, Section 8.20(B) of the Lease is hereby amended by adding the words "ninety-five percent (95%) of before the words "the Prevailing Market Rent as determined by the Broker Determination" in the seventh (7th) line from the bottom of such Section 8.20(B).

12. (A) On or before the New Premises Commencement Date, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit being held by Landlord pursuant to Section 8.21 of the Lease that increases the amount secured by such Letter of Credit by an additional Two Hundred Twenty-Three Thousand Two Hundred Ninety-Seven and 00/100 Dollars ($223,297.00), so that the total amount secured by the Letter of Credit shall be Three Hundred One Thousand Seven Hundred Twenty-Nine and 00/100 Dollars ($301,729.00) (or Landlord shall exchange the Letter of Credit for a new Letter of Credit in the amount of $301,729.00 issued by a bank reasonably approved by Landlord and meeting the criteria set forth in Section 8.21(A) of the Lease)

     (B) Effective as of the New Premises Commencement Date, Section 8.21(B) of the Lease is hereby deleted in its entirety and the following substituted therefor:

          "(a) Landlord shall return a One Hundred Twenty Thousand Six Hundred Ninety-One and 00/100 Dollar ($120,691.00) portion of such deposit to Tenant so that the remainder of such deposit shall be One Hundred Eighty-One Thousand Thirty-Eight and 00/100 Dollars ($181.038.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove) on the first day of the thirty-seventh
          (37th) full calendar month immediately following the New Premises Commencement Date (such date being hereinafter referred to as the "Scheduled Reduction Date") if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord's damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord and (iii) Tenant has satisfied the "Deposit Return Criteria" (as hereinafter defined). For the purposes hereof, the term "Deposit Return Criteria" shall mean that for Tenant's fiscal year immediately prior to the Scheduled Reduction Date (i) Tenant shall have generated total revenues of $25,000,000.00, (ii) Tenant shall have a net operating income of $3,500,000.00 and (iii) Tenant shall have a leverage ratio (i.e. a ratio of total liabilities to total equity) of no more than 1.5, each of the foregoing being as determined in accordance with generally accepted accounting principles consistently applied. In order to demonstrate that Tenant has satisfied the Deposit Return Criteria, Tenant shall deliver to Landlord audited financial statements for the fiscal year immediately prior to the Scheduled Reduction Date as and when made publicly available, if Tenant's stock is then publicly traded. If Tenant's stock is not then publicly traded, Tenant shall deliver to Landlord copies of Tenant's annual financial statements, prepared by an independent certified public accounting firm reasonably acceptable to Landlord and in form reasonably acceptable to Landlord. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied.

          (b) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent and Additional Rent, Landlord shall return the deposit, including all interest earned thereon, or so much thereof as shall not have theretofore been applied in accordance with the terms of this
          Section 8.21, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time."

13. (A) Attached as Exhibit B hereto are (i) a space plan showing the work to be performed by Landlord, at Landlord's cost and expense, in order to prepare the New Premises for Tenant's use and occupancy (such work being hereinafter referred to as "Landlord's Work") and (ii) a description of Landlord's building-standard finishes. For the purposes of this First Amendment, the term "Landlord's Work" shall mean all labor, materials and other work necessary for the construction of the improvements described in Exhibit B; provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant's computer, telephone, other communication equipment, security, furniture, systems or wiring. Any items of work requested by Tenant and not shown on the Exhibit B (including, without limitation, the selection of non-building standard items) shall be deemed to be Change Proposal(s) (as defined below) and shall be subject to the terms and provisions of subsection (B) below.

     (B) Tenant shall have the right, in accordance herewith, to submit for Landlord's approval change proposals with respect to items of work not shown on Exhibit B (each, a "Change Proposal"). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated costs ("Change Order Costs") associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord's Work if a Change Proposal is made pursuant thereto ("Landlord's Change Order Response"). Tenant shall have the right to then approve or withdraw such Change

     Proposal within five (5) days after receipt of Landlord's Change Order Response. If Tenant fails to respond to Landlord's Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a "Change Order" hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in subsection (I) below.

     (C) The New Premises shall be treated as having been substantially completed and the New Premises Commencement Date shall be deemed to occur on the later of:

          (i) The date on which Landlord's Work, together with common facilities for access and services to the New Premises, has been completed (or would have been completed except for Tenant Delay) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant's use of the Premises (i.e. so-called "punch list" items), or

          (ii) The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the New Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

     In the event of any dispute as to the date on which Landlord's Work has been completed, the reasonable determination of Landlord's architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

     As soon as may be convenient after the New Premises Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written Declaration, in the form of Exhibit E attached to the Lease, in which the New Premises Commencement Date and the Original Term of this Lease shall be stated. If Tenant fails to execute such Declaration, the Commencement Date and Original Term shall be as reasonably determined by Landlord in accordance with the terms of this First Amendment.

     (D) Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord's Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

     (E) Landlord shall permit Tenant access for installing Tenant's trade fixtures in portions of the New Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant's sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

     (F) If, prior to the date that the New Premises are in fact actually substantially complete, the New Premises are deemed to be substantially complete pursuant to the provisions of this Section 13 as the result of a Tenant Delay (i.e. and the New Premises Commencement Date has therefore occurred), Tenant shall not (except with Landlord's consent) be entitled to take possession of the New Premises for the Permitted Use until the New Premises are in fact actually substantially complete. Notwithstanding anything contained in this First Amendment to the contrary, if the New Premises are deemed substantially complete hereunder as the result of a Tenant Delay but are not in fact substantially complete such that Tenant can take possession of the New Premises for the Permitted Use, Tenant shall be entitled to remain in possession of the Relinquished Premises until the first to occur of (x) the date which is five (5) business days following the date on which the New Premises are in fact substantially complete such that Tenant can take possession thereof for the Permitted Use and (y) the date which is forty-five (45) days following the date on which the New Premises were deemed substantially complete hereunder. Any such continued occupancy of the Relinquished Premises shall be upon the terms and conditions of this First Amendment.

     (G)  A "Tenant Delay" shall be defined as the following:

          (i) Tenant's failure to pay the Tenant Plan Excess Costs in accordance with subsection (I) below;

          (ii) Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the New Premises and require additional time for receipt or installation;

          (iii) Any delay due to changes, alterations or additions required or made by Tenant with respect to items not shown on Exhibit B including, without limitation, Change Orders; or

          (iv) Any other delays caused by Tenant, Tenant's contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant's occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

     (H) Tenant covenants that no Tenant Delay shall delay the New Premises Commencement Date or the obligation to pay Annual Fixed Rent or Additional Rent, with respect to the New Premises regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord's Work shall be deemed substantially completed as of the date when Landlord's Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgement.

     In addition, Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord's Work is increased as the result of any Tenant Delay. Any amounts due from

     Tenant to Landlord under this Section 13(H) shall be due and payable within thirty (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section 13(H) shall limit or qualify or prejudice any other covenants, agreements

     (I) Notwithstanding anything contained in this Section 13 to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of any items of work not shown on Exhibit B hereto (the "Tenant Plan Excess Costs"). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of the Tenant Plan Excess Costs prior to the commencement of the Landlord's Work, with the balance of the Tenant Plan Excess Costs due upon substantial completion of the Landlord's Work; provided, however, that in the event that the Tenant Plan Excess Costs exceed $100,000.00 (the "Maximum Amount"), then Tenant shall pay to Landlord, as Additional Rent, at the time that Tenant approves any Change Order that causes the Tenant Plan Excess Costs to exceed the Maximum Amount, all Tenant Plan Excess Costs in excess of the Maximum Amount.

     (J) Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord's construction obligations under this Section 13 (i) not later than the end of the sixth
     (6th) full calendar month next beginning after the New Premises Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises, and (ii) not later than the third (3rd) full calendar month next beginning after the New Premises Commencement Date with respect to Landlord's construction obligations under this Section 13 not referenced in (i) above, Tenant shall be deemed conclusively to have approved Landlord's construction and shall have no claim that Landlord has failed to perform any of Landlord's obligations under this Section 13. Landlord agrees to correct or repair at its expense items of Landlord's Work which are then incomplete or do not conform to the work contemplated under Exhibit B and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

     (K) As an inducement to Tenant's entering into this First Amendment, Landlord shall provide to Tenant a special allowance of $108,622.50 to be used by Tenant towards the costs of the work to be performed by Tenant to install its telecommunications, data and security systems in the New Premises. In addition, it is understood and agreed that Tenant may utilize up to $43,449.00 of this special allowance towards the expenses incurred by Tenant in moving its business operations to the New Premises (such as the cost of retaining the moving company, the cost of ordering new stationary and business cards, etc.). Provided that the Tenant (i) has completed all of such work, has paid for all of such work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in recordable form, (ii) has delivered to Landlord its certificate as to the cost of such work together with evidence thereof in the form of paid invoices, receipts and the like, (iii) has made request for such payment on or before the date that is sixty (60) days after the New Premises Commencement Date, (iv) has executed and delivered the Commencement Date Agreement described in subsection (C) above and (v) is not otherwise in default under this Lease, then within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the amount of such special allowance. In the event that such cost of Tenant's work is less than the special allowance Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

14. (A) Landlord shall give Tenant notice every six (6) months ("Landlord's Availability Notice"), beginning with the first day of the sixth (6th) full calendar month immediately following the New Premises Commencement Date, as to the availability of space for lease on the fourth (4th) floor of the Building as shown on Exhibit A attached hereto (the "First Offer Space") and the business terms upon which Landlord is currently offering the space in the marketplace, until such time as all of the First Offer Space has been initially leased. Notwithstanding the foregoing, in the event that there is no available space (i.e. space that has not been committed to a third party) on the fourth (4th) floor of the Building as of the date that Landlord is required to deliver its first Landlord's Availability Notice hereunder, the "First Offer Space" shall be deemed to be the entire third
     (3rd) floor of the Building as shown on Exhibit A-1 attached hereto, and Tenant shall have no further rights under this Section 14 with respect to portions of the fourth (4th) floor of the Building outside of the Premises. Subject to the rights of any tenant in the Building as of the date hereof and to the rights of any tenants who may lease portions of the First Offer Space with respect to which Tenant had previously declined to exercise its rights under this Section 14, which rights are prior to the rights of Tenant under this Section 14 and notwithstanding that amendment to an existing lease may be executed subsequent to the date of this First Amendment, and provided that at the time of Landlord's Availability Notice
     (i) Tenant is not then in default in the performance of any of its obligations under this Lease, (ii) Tenant has not assigned this Lease or sublet more than thirty-three percent (33%) of the Total Rentable Floor Area of the Premises (except for that certain sublease between Tenant and Open Pages, Inc., which such sublease shall nonetheless be subject to the terms and provisions of the Lease), and (iii) this Lease is still in full force and effect, Tenant shall have an opportunity to lease the then-available portions of the First Offer Space set forth in Landlord's most recent Landlord's Availability Notice in accordance with the procedures set forth in subsection (B) below.

     (B) If Tenant wishes to exercise Tenant's right of first offer, Tenant shall do so, if at all, by giving Landlord notice of Tenant's desire to lease the entire amount of such space (it being agreed that Tenant has no right to lease less than the entire amount of the space which is so available) on the terms set forth in the most recent Landlord's Availability Notice within ten (10) days after receipt of Landlord's Availability Notice, time being of the essence. If Tenant shall give such notice the same shall constitute an agreement to enter into an instrument in writing to lease such space within thirty (30) days thereafter upon all of the same terms and conditions in the Lease except for the provisions of this Section 14, the Annual Fixed Rent (which shall be the annual fair market rent for such space as of the date when the same becomes so available, based upon the use of such space as first class office space utilizing properties of similar character within the Boston West Suburban market), such other business terms as are set forth in Landlord's Availability Notice and those provisions which are inappropriate to the business agreement. If Tenant shall not so exercise such right within such time period, time being of the essence in respect of such exercise, Landlord shall be free at any time thereafter prior to the delivery of the next Landlord's Availability Notice to enter into a lease of such space with another prospective tenant upon terms substantially no less favorable to Landlord than those set forth in the most recent Landlord's Availability Notice; provided, however, that if Landlord proposes to lease such space upon terms substantially less favorable to Landlord than contained in the most recent Landlord's Availability Notice, Landlord must first re-offer such portion of the First Offer Space to Tenant in accordance with the terms of this Section 14. In addition, it is understood and agreed that the rights provided to Tenant under this Section 14 shall terminate with respect to any portion of the First Offer Space that has been leased to a third party, and the rights provided hereunder shall be entirely null and void and of no further force and effect at such time as the First Offer Space has been fully leased.

     (C) If Tenant shall exercise any such right of first offer and if, thereafter, the then occupant of the premises with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, commencement of the term of Tenant's occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or additional rent (or any portions thereof).

15. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than Trammell Crow Company (the "Broker") and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

     (B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord's selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

16. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

17. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the "Lease" shall be deemed to be references to the Lease as herein amended.

                  [remainder of page intentionally left blank]

     EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:                                LANDLORD:

                                        STONY BROOK ASSOCIATES LLC

/s/ illegible                           By:  Jones Road Development Associates
------------------------------------         LLC, its managing member

                                             By:  Boston Properties Limited
                                                  Partnership, its managing
                                                  member

                                                  By:   Boston Properties, Inc.,
                                                        its general partner


                                                  By: /s/ David C. Provost
                                                     -----------------------
                                                  Name: David C. Provost
                                                       ---------------------
                                                  Title: Vice President
                                                       ---------------------

ATTEST:                                 TENANT:

                                        OASIS SEMICONDUCTOR, INC.

By: /s/ William H. Wrean, Jr.           By  /s/ John J. Koger
   ---------------------------------       ---------------------------------
Name  William H. Wrean, Jr.             Name  John J. Koger
    --------------------------------         -------------------------------
Title  SECRETARY OR                     Title (PRESIDENT or (VICE PRESIDENT)
     -------------------------------         -------------------------------
       (Assistant Secretary)                    HEREUNTO DULY AUTHORIZED
     -------------------------------


                                        By  /s/ William H. Wrean, Jr.
                                           ---------------------------------
                                        Name  William H. Wrean, Jr.
                                             -------------------------------
                                        Title (TREASURER or
                                             -------------------------------
                                              ASSISTANT TREASURER
                                             -------------------------------
                                              HEREUNTO DULY AUTHORIZED

                                        (CORPORATE SEAL)

                                    EXHIBIT A

                                                         OASIS Semiconductor
                                                            201 Jones Road

[Graphic describing the office space subject to the lease.]

                                    EXHIBIT B

                         WALTHAM WESTON CORPORATE CENTER
                            OASIS SEMICONDUCTOR, INC.
                  BUILDING STANDARD MATERIALS AND TURNKEY SCOPE

Landlord will provide a turn-key buildout of Tenant's Premises substantially in accordance with the following scope definition and plans dated 6/13/03. Where the plan and scope definition differs, the scope definition described below shall dictate what is Landlord's cost. The improvements will be constructed with the building standard materials described below.

PARTITIONS

The following building standard materials will be provided by Landlord:
     a. Interior Ceiling High partitions (i.e. partitions within a single premises) will be 2 __" metals studs 16" on center with one layer of 5/8" gypsum board on each side. Partition will extend from floor to six (6) inches above the acoustic tile ceiling.
     b. Demising partitions will be 2 _" metal studs with two layers of 5/8" gypsum board on one side and one layer of 5/8" gypsum board on the other. Demising partitions will extend from floor to underside of structure above, subject to requirements of the building air conditioning system, and the partition will be filled with 3" compressed fiberglass sound insulation.
     c.   All partitions will have vinyl base 4" high.

The following turnkey scope will be provided by Landlord:

     a. All partition within the demised premises will be as per Item A above with the following exceptions:
          1. Full height partitions filled with 3" compressed fiberglass sound insulation will be provided for the following:
               a.   Three (3) customer development rooms
               b.   Three (3) conference rooms (Room Nos. 454, 404, 448)
               c.   West wall of Tenant reception (Room No. 401)
               d.   West walls of Tenant conference room Nos. 437 & 438
          2.   Full height partitions will be provided for the following:
               a.   Two (2) server rooms
          3. Ceilings built on top of carpet & to underside of finished ceiling will be provided for the following:
               a.   Two (2) conference rooms (Room Nos. 437 & 438)
               b.   One (1) storage room (Room No. 446)

DOORS

Building standard doors shall consist of the following:
     a. All doors within a single premises will be 3'0" x 8'0" solid core with stain grade, standard veneer faces, 1 __" thick and shall receive two coats of factory clear polyurethane finish. Door frames will be pressed metal. Hardware will include 2 pair of butts, one standard duty latch set and one doorstop.

     b. Subtenant main entry door shall consist of one 3'-0" x 8'-0" solid core wood door in a hollow metal frame with a 36" sidelight. Hardware will include 2 pair of butts, one lockset and an exposed door closer.
     c. Glass sidelights -- frames will be pressed metal, with 18" single pane glazing. Conference room to have a 36" sidelight.

Glass sidelights will be provided at all Offices (18") and Conference Rooms (36") (30 Total)

PAINTING AND WALL COVERING

The building standard for painting and wall covering is:
     a. All wall surfaces shall receive two coats of eggshell finish latex paint. Color selection will be made from building standard samples with not more than one color per office.
     b. All doorframes within single premises shall receive two coats of semi-gloss enamel to be selected from building standard samples.

CEILING

Building standard ceilings shall be 2'0" x 2'0" reveal edge textured acoustic lay-in tile, Celotex LeBaron, or equal. Ceiling height will be 9'0" typically.

LIGHTING

Building standard lighting shall be 2' x 4', low-brightness three tube parabolic reflector fixtures.

TELEPHONE OUTLETS

Building standard tel/data work shall include one wall location per office prepared to receive a telephone outlet installation by Tenant's telecommunication contractor. In total, one tel/data pathway will be provided for each 200 square feet of rentable area, each to consist of plaster ring and cable pull string to above its individual ceiling.

ELECTRIC
The following describes building standard materials and turnkey scope for Tenant's electrical:
     a. Three (3) electric duplex outlet and one (1) telephone outlet per typical office. The Conference room to have two (2) electric duplex outlets and one (1) telephone outlets. Eight (8) duplex outlets per circuit. One floor box (combination quad outlet and tel/data outlet) to be included in each of three (3) conference rooms.
     b.   Power feeds to fourteen (110) workstations, one circuit for every four
          (4) workstations will be provided through power poles provided and installed by Tenant Vendor.
     c. Tenant to provide data and telephone wiring to offices and workstations.
     d. Miscellaneous duplex outlets, as reasonably required and as shown on the plans, in all auxiliary space with the exception of special electrical requirements in excess of the criteria specified in Exhibit C Landlord Services.

HVAC

The building standard HVAC scope consists of a complete variable air volume
(VAV) system installed to serve all areas of the premises, including the installation of a medium pressure ring duct, as provided in the preliminary Base Building Outline Specifications previously furnished. Space thermostats and separate zones will be provided for approximately each 50 lineal feet of building perimeter and approximately each 2,000 square feet of building interior. Any thermostats located at an exterior wall shall be insulated. Electric baseboard heat will be provided at perimeter offices with full height glass (5 locations).

Supply air shall be provided through ceiling mounted diffusers. Return air will be into a ceiling return air plenum through slots in the light fixtures or separate ceiling mounted grills as required. A separate zone will be provided for the main conference rooms (3 total).

MILLWORK
     a. Plastic laminate base cabinets with plastic laminate counters and wall cabinets in:
          (i)       Pantry (Room #425), 15 LF
          (ii)      Pantry (Room #453), 10 LF
     b. Plastic laminate base cabinet with plastic laminate counters with blocking in wall for shelving furnished and installed by Tenant in:
          (i)       Mail/Copy, 28 LF
          (ii)      Copy, 13 LF
     c.   Paint grade shelf and rod in each Coat Closet (2 Total).

PLUMBING
One (1) sink with waste, hot and cold water and disposal in Break Room. Landlord will provide a dishwasher in the Tenant pantry only. One (1) combination eyewash/handsink will be provided in Tenant resource room (Room #431). A valved/capped connection will be provided at each pantry (2 locations) for Tenant provided coffee machines/coolers. Any additional plumbing required will be at Tenant's Cost.

FLOOR FINISHES
     a. Carpet throughout at allowance of $18.50/SY installed, of installed area (including vinyl base at partitions).

STRUCTURAL REINFORCEMENT
No additional structural requirements beyond that provided by Base Building Specifications are included in tenant improvements.

FIRE PROTECTION
The fire protection system will be installed to meet all applicable local, state and federal codes and insurance regulations for light hazard occupancy.

Except as described above, the following work is excluded from the Landlord's turnkey scope of work:

     a. Any electrical work in excess of that described in the preliminary Base Building Outline Specifications previously furnished.
     b. Any HVAC work in excess of that described in the preliminary Base Building Outline Specifications previously furnished.

     c. Tenant's telecommunication design, systems, wires, equipment and other services or infrastructure required by Tenant.
     d. Tenant's security design, systems, equipment, wires and other services and infrastructure required by Tenant.
     e. Tenant's audio/visual design, systems, equipment and other services and infrastructure required by Tenant.
     f.   Tenant's furniture design, wiring, and installation.